CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated June 25, 2015 on the financial statements and financial highlights of CMG Long/Short Fund (formerly, CMG Tactical Futures Strategy Fund), CMG Global Equity Fund and CMG Tactical Bond, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the April 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

  BBD, LLP

Philadelphia, Pennsylvania

November 13, 2015